Exhibit 5.1

January 23, 2019

UroGen Pharma Ltd.

9 Ha’Ta’asiya Street

Ra’anana 4365007

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to UroGen Pharma Ltd., an Israeli company (the “Company”), with respect to certain matters in connection with the offering by the Company of up to 3,658,537 ordinary shares, par value NIS 0.01 per share (the “Shares”), of the Company, including up to 548,780 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares pursuant to a Registration Statement (File No. 333-227811) on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares dated January 23, 2019 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (together with the Base Prospectus, the “Prospectus”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the Prospectus ; (ii) the articles of association of the Company (the “Articles”); (iii) certain resolutions adopted by the board of directors of the Company (the “Board”) ; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all-natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that, upon payment to the Company of the consideration per Share in such amount and form as shall be determined by the Board, the Shares, when issued and sold in the Offering, in the manner contemplated by the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement and to the reference to our firm appearing under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

Hamburger Evron & Co.

By:	/s/ Yaron Sobol
Yaron Sobol, Adv.